                                                                  EXHIBIT 11.1
                              SOLIGEN TECHNOLOGIES, INC.

                          COMPUTATION OF NET LOSS PER SHARE



                               THREE MONTHS ENDED        SIX MONTHS ENDED
                                  SEPTEMBER 30,            SEPTEMBER 30,
                                  -------------            -------------
                                1997         1996        1997         1996
                                ----         ----        ----         ----
Weighted average common
  shares outstanding         32,601,448   29,738,330   32,021,199   29,738,330

Net loss                    $  (362,000) $  (658,000)  $ (661,000) $(1,212,000)

Net loss per share              $ (0.01)     $ (0.02)      $ (0.02)    $ (0.04)